Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2020 with respect to the consolidated financial statements of Resource Real Estate Opportunity REIT, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2019, which is included in this Registration Statement.  We consent to the inclusion of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 20, 2020